Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
charlie.christy@citizensbanking.com	kristine.brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP WITHDRAWS ITS CAP APPLICATION
FLINT, Mich., November 9, 2009 — Citizens Republic Bancorp, Inc. (Nasdaq: CRBC) announced today that it has withdrawn its application to the U.S. Treasury for an additional investment of up to $190 million under its Capital Assistance Program (CAP). In June 2009, Citizens announced that a CAP investment was one of the capital raising strategies it was considering and it applied for CAP to ensure that it met the November 9, 2009 program deadline. Due to the lack of activity surrounding CAP, the differing public views regarding government assistance programs, and the success of its recent debt exchange offers, Citizens has decided to withdraw its application.
In September 2009, Citizens successfully completed its exchange offers with over 75% participation whereby approximately $108 million principal amount of its outstanding subordinated notes and $101 million aggregate liquidation amount of its enhanced trust preferred securities were exchanged for $198 million of additional Tier 1 common equity.
Citizens continues to maintain a strong capital position, and its regulatory capital ratios are above “well-capitalized” standards, as evidenced by the following key capital ratios.

	Regulatory
	Minimum for				Excess Capital
	“W ell-				over Minimum
	Capitalized”	9/30/09	6/30/09	3/31/09	(in millions)
Tier 1 capital ratio	6.00%	12.83%	11.81%	12.16%	$603.5
Total capital ratio	10.00	14.23	13.91	14.21	373.8
Tier 1 leverage ratio	5.00	9.63	8.68	9.32	545.0
“We remain very focused on maintaining strong liquidity and capital levels as we manage through this recession. If it is deemed necessary to raise further capital, our recent shelf registration statement filing puts us in position to move quickly should public market conditions become favorable,” commented Charlie Christy, executive vice president and chief financial officer.
Corporate Profile
Citizens Republic Bancorp is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 232 offices and 267 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and the 48th largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” including without limitation future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.
Factors and any other risks and uncertainties are detailed from time to time in Citizens’ filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
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